Exhibit 8

The redacted information has been excluded because it is both (i) not material and (ii) of the type of information that the Reporting Persons customarily treat as private and confidential.

SHAREHOLDER SUPPORT LETTER AGREEMENT

This Shareholder Support Letter Agreement (this “Agreement”) is dated as of November 17, 2022 and is delivered by one or more of the shareholders of Lilium N.V., a Dutch public limited liability company (the “Company”) named in Exhibit A hereto (individually, a “Shareholder” or if more than one entity listed thereon, the “Shareholders”).

BACKGROUND:

WHEREAS, concurrently herewith, the Company is entering into securities purchase agreements (the “Securities Purchase Agreements”) with certain existing shareholders, new investors and strategic partners (the “Investors”) pursuant to which the Company has agreed to issue and sell, and the Investors desire to purchase from the Company, certain Class A ordinary shares, with a nominal value of €0.12 per share (the “Class A Ordinary Shares”) and warrants to acquire Class A Ordinary Shares (the “Warrants” and as exercised, the “Warrant Shares”) (such sale and purchase, together with the New Designation (as defined below), the “Transaction”);

WHEREAS, the Board of Directors of the Company (the “Board”) (i) is currently designated by the general meeting of the Company to issue up to a maximum of 162,759,554 Class A Ordinary Shares or rights to subscribe for such Class A Ordinary Shares and to exclude or restrict pre-emptive rights in relation to such issuances (the “Current Designation”) and (ii) has (a) resolved that entry into this Agreement and the consummation of the Transaction are expedient and in the best interests of the Company and its business, having considered the interests of the Company's relevant stakeholders, (b) approved this Agreement and the consummation by the Company of the Transaction (whereby the issuance of any Class A Ordinary Shares and Warrants (and the exclusion of the pre-emptive rights in relation to such issuances) that cannot be issued under the Current Designation require authorization by the general meeting of the Company passed by a simple majority of votes cast at that meeting (or, if less than half of the issued share capital of the Company is present or represented at that meeting, a majority of at least two-thirds of the votes cast)), (c) recommended that the designation of the Board to issue Class A Ordinary Shares and grant rights to subscribe for Class A Ordinary Shares up to a maximum of 25% of the issued share capital of the Company at a general meeting of the Company to be held no later than January 13, 2023 (the “General Meeting”) and to limit or exclude pre-emptive rights related thereto, in each case for a period of 36 months from the General Meeting (the “New Designation”) be resolved upon by the Company’s general meeting (in addition to and without prejudice to the Current Designation), and (e) directed that the New Designation be submitted to the Company’s shareholders at the General Meeting for consideration and resolution; and

WHEREAS, as of the date hereof, each Shareholder is the record holder and “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of the number of Class A Ordinary Shares set forth on Exhibit A hereto ((the “Owned Shares,” and the Owned Shares and any additional Class A Ordinary Shares of which such Shareholder acquires record and beneficial ownership after the date hereof but prior to or on the record date for the General Meeting, including by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”).

NOW, THEREFORE, the parties agree as follows:

AGREEMENTS:

1.       Agreement to Vote. Each Shareholder (severally and not jointly), in its, his or her capacity as a shareholder of the Company, irrevocably and unconditionally agrees that, at the General Meeting (including any adjournment or postponement thereof), such Shareholder shall, and shall cause any other holder of record of any of such Shareholder’s Covered Shares to:

(a)       register for the General Meeting, appear at such meeting or otherwise cause such Shareholder’s Covered Shares to be counted as present or represented thereat;

(b)       vote, or cause to be voted at the General Meeting (or validly execute and return, or cause the execution and return of, a voting proxy with respect to), all of such Shareholder’s Covered Shares in favor of the New Designation; and

(c)       vote, or cause to be voted at the General Meeting (or validly execute and return, or cause the execution and return of, a voting proxy with respect to), all of such Shareholder’s Covered Shares against any resolution that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Transaction.

2.       Restrictions on Transfer. Until the day following the record date for the General Meeting, each Shareholder (severally and not jointly) agrees not to (a) sell, assign or otherwise transfer any of its Covered Shares except pursuant to a trading plan adopted pursuant to Rule 10b5-1 under the Exchange Act that is in effect as of the date hereof, (b) enter into (i) any option, warrant, purchase right, or other agreement that would (either alone or in connection with one or more developments or events (including the satisfaction or waiver of any conditions precedent)) require such Shareholder to sell, assign or otherwise transfer the Covered Shares (other than as contemplated by Section 1 above) or (ii) any voting trust, proxy or other agreement with respect to the voting or sale, assignment or transfer of the Covered Shares (other than, for the avoidance of doubt, this Agreement), or (c) take any actions in furtherance of any of the matters described in the foregoing clauses (a) or (b).

3.       New Securities. During the period commencing on the date hereof and ending on the record date of the General Meeting, in the event that, (a) any Class A Ordinary Shares or other equity securities of Company are issued to the Shareholders after the date of this Agreement pursuant to any share dividend, share split, recapitalization, reclassification, combination or exchange of Company securities owned by the Shareholders, (b) any Shareholder purchases or otherwise acquires beneficial ownership of any Class A Ordinary Shares or other equity securities of Company after the date of this Agreement, or (c) the Shareholder acquires the right to vote or share in the voting of any Class A Ordinary Shares or other equity securities of Company after the date of this Agreement (such Class A Ordinary Shares or other equity securities of the Company, collectively the “New Securities”), then such New Securities acquired or purchased by the Shareholder shall be subject to the terms of this Agreement to the same extent as if they constituted Covered Shares as of the date hereof.

4.       No Inconsistent Agreements. Each Shareholder (severally and not jointly) hereby covenants and agrees that such Shareholder shall not, at any time prior to the Termination Date, (i) enter into any voting agreement or voting trust with respect to any of such Shareholder’s Covered Shares that is inconsistent with such Shareholder’s obligations pursuant to this

Agreement, (ii) grant a proxy or power of attorney with respect to any of such Shareholder’s Covered Shares that is inconsistent with such Shareholder’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, such Shareholder’s obligations pursuant to this Agreement.

4.       Termination. This Agreement shall terminate upon the earlier of (i) the termination of the Securities Purchase Agreements executed in connection with the Transaction and (ii) the end of the General Meeting (the earlier such date under clause (i) and (ii) being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 11 and 12 shall survive the termination of this Agreement.

5.       Representations and Warranties of each Shareholder. Each Shareholder (severally and not jointly) hereby represents and warrants as to itself as follows:

(a)       Such Shareholder is the record holder and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Covered Shares, free and clear of liens other than as created by this Agreement.

(b)       Such Shareholder (i) except as provided in this Agreement, has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to such Shareholder’s Covered Shares, (ii) has not entered into any voting agreement or voting trust with respect to any of such Shareholder’s Covered Shares that is inconsistent with such Shareholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of such Shareholder’s Covered Shares that is inconsistent with such Shareholder’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent such Shareholder from satisfying, its, his or her obligations pursuant to this Agreement.

(c)       This Agreement has been duly authorized (with respect to any Shareholder that is not an individual), executed and delivered by such Shareholder and constitutes a valid and binding agreement of such Shareholder enforceable against such Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws (as defined below) affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(d)       No filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by such Shareholder from, or to be given by such Shareholder to, or be made by such Shareholder with, any governmental authority in connection with the execution, delivery and performance by such Shareholder of this Agreement, other than any filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act.

(e)       The execution, delivery and performance of this Agreement by such Shareholder do not, and the consummation of the Transaction will not, constitute or result in (i) a breach or violation of, or a default under, the governing documents of such Shareholder (if such Shareholder is not an individual), (ii) a breach or violation of any Law, or (iii) a breach or violation of, or a default under, any contract binding upon such Shareholder except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, or default that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair such Shareholder’s ability to perform its, his or her obligations hereunder or the consummation of the Transaction. For purposes of this Agreement, “Law” means, with respect to any person, any transnational, domestic or foreign, federal, state, local or provincial law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a governmental authority that is binding on or applicable to such person.

7.       Consent to Disclosure. Each Shareholder (severally and not jointly) hereby consents to the publication and disclosure solely to the extent required by applicable securities Laws or the U.S. Securities and Exchange Commission or any other securities authorities of such Shareholder’s identity and beneficial ownership of Shares and the nature of such Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Company, a copy of this Agreement.

8.       Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. This Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto. The Shareholders are not and shall not be deemed to be a “group” (within the meaning of the Exchange Act) or to be “acting in concert” (within the meaning of Rule 144 under the Securities Act of 1933, as amended) by virtue of the execution and delivery of this Agreement.

9.       Assignment. No party hereto may, except as set forth herein, assign either this Agreement or any of its, his or her rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the parties and their respective successors, heirs, personal representatives and assigns and permitted transferees.

9.       Counterparts. This Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

10.       Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

11.       Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such action, waives any objection it may now or hereafter have to personal jurisdiction, venue or convenience of forum, agrees that all claims in respect of the action shall be heard and determined only in any such court, and agrees not to bring any action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action brought pursuant to this paragraph. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.       Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the applicable Shareholder or to the Company, as applicable, at the address set forth below and to any other recipient at the address indicated on the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when sent by facsimile (receipt confirmed), via electronic mail or delivered personally, five (5) days after deposit in the U.S. mail and one (1) day after deposit with a reputable overnight courier service.

If to the Shareholders: to the contact information set forth on their respective signature pages.

If to the Company:

Lilium N.V.
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with a copy (not constituting notice) to:

Ropes & Gray LLP

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and

Freshfields Bruckhaus Deringer US LLP
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[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

LILIUM N.V.

By:	/s/ Roger Franks
Name: Roger Franks
Title: Chief Legal Officer, General Counsel and Company Secretary

[Signature page to Lilium N.V. Shareholder Support Letter Agreement]

Exhibit A

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

Tencent Mobility (Luxembourg) S.à r.l.

By:	/s/ Pan Kun
Name: Pan Kun
Title: Class A Manager
For notice: [***]
Email:

[Signature page to Lilium N.V. Shareholder Support Letter Agreement]